[SCHERING-PLOUGH LOGO]                                              News Release

                                                     Schering-Plough Corporation
                                                        2000 Galloping Hill Road
                                               Kenilworth, New Jersey 07033-0530
--------------------------------------------------------------------------------

For Release:  IMMEDIATELY                          Contact:  Robert J. Consalvo
                                                               (908) 298-7409

          SCHERING-PLOUGH ANNOUNCES PRICING OF SENIOR NOTES OFFERING
          ----------------------------------------------------------
                   AND INCREASE IN OFFERING TO $2.4 BILLION
                   ----------------------------------------

KENILWORTH, N.J., Nov. 21, 2003 - Schering-Plough Corporation (NYSE: SGP) today announced that it has agreed to sell $1.25 billion aggregate principal amount of 5.3% senior notes due 2013 and $1.15 billion aggregate principal amount of 6.5% senior notes due 2033 through an underwritten registered public offering. The senior notes are rated A3 with a stable outlook by Moody's, A+ on CreditWatch with negative implications by Standard and Poor's and A- with a negative outlook by Fitch. The offering is expected to close on November 26, 2003, subject to customary closing conditions.

        Merrill Lynch & Co. and Citigroup are acting as the joint book-running managers for the offering and may be contacted at 212-449-4916 and 212-723-6171, respectively.

        This announcement is neither an offer to sell nor the solicitation of an offer to buy the senior notes or any other securities and shall not constitute an offer, solicitation or sale, nor shall there be any sale, in any jurisdiction in which such offer, solicitation or sale is unlawful.

        DISCLOSURE NOTICE: This release contains forward-looking statements about Schering-Plough's intention to raise funds from the sale of senior notes which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise such forward-looking statements. For a discussion of risks and uncertainties that may cause actual results to vary from forward looking statements, see Schering-Plough's filings with the Securities and Exchange Commission, including the third quarter 2003 10-Q filed November 7, 2003.

        Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

                                    # # #